Exhibit 2.1

FIRST AMENDMENT TO

CONTRIBUTION AGREEMENT

This First Amendment to Contribution Agreement (the “Amendment”) is made and entered into the 30th day of March, 2012 among DCP LP Holdings, LLC, a Delaware limited liability company (“HOLDINGS”), DCP Midstream, LLC, a Delaware limited liability company (“MIDSTREAM”), and DCP Midstream Partners, LP, a Delaware limited partnership (“MLP”).

A.	HOLDINGS, MIDSTREAM and MLP are parties to that certain Contribution Agreement dated February 27, 2012 (the “Contribution Agreement”).

B.	The parties desire to amend the Contribution Agreement as provided herein.

FOR GOOD AND VALUABLE CONSIDERATION, the parties hereto agree as follows:

1.	Section 1.1 of the Contribution Agreement is amended to change the Effective Time to 12:05 a.m. Denver time on the Closing Date.

2.	The definition of “Net Working Capital” in Section 1.1 of the Contribution Agreement is amended and restated in its entirety to read:

“Net Working Capital” means, as to the JV, and determined as of the Effective Time, an amount (which may be positive of negative) equal to (i) the total current assets of the JV and its Subsidiaries adjusted for accounts receivable to be zero for the purposes of the Preliminary Settlement Statement minus (ii) the total current liabilities of the JV and its Subsidiaries, in each case determined in accordance with GAAP, as adjusted for the Reserved Liabilities.”

3.	Section 3.3 of the Contribution Agreement is amended and restated in entirety to read:

“3.3 Final Settlement Statement. No later than 180 days after the Closing Date and after consultation with MLP, HOLDINGS shall deliver to MLP a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Total Net Working Capital along with other adjustments or payments contemplated in this Agreement including the amount of any accounts receivable as of the Closing Date reduced by those accounts receivable collected and distributed by the JV to HOLDINGS in accordance with the Preliminary Settlement Statement.”

4.	The Subject Interests Assignment Agreement attached as Exhibit A to the Contribution Agreement shall be replaced with Exhibit A that is attached hereto as Attachment I.

5.	The Hedge Confirmation attached as Exhibit C to the Contribution Agreement shall be replaced with Exhibit C that is attached hereto as Attachment II.

6.	Schedule 4.14 (concerning Environmental Matters) to the Contribution Agreement is hereby replaced with Schedule 4.14 that is attached hereto as Attachment III.

7.	Except as modified and amended herein, the terms and provisions of the Contribution Agreement shall remain in full force and effect.

8.	This Amendment may be signed in any number of counterparts, all of which together shall constitute a single signed original. Facsimiles and photocopies of this Amendment shall have the same force and effect as a signed original.

THE PARTIES HERETO have executed this Amendment to be effective as of the date first above written, notwithstanding the actual date of execution.

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DCP LP HOLDINGS, LLC

By:	/s/ William S. Waldheim
Name: William S. Waldheim
Title: President, NGL, Gas and Crude Oil Logistics

DCP MIDSTREAM GP, LP

By: DCP Midstream GP, LLC,
Its General Partner

By:	/s/ Mark A. Borer
Name: Mark A. Borer
Title: President and CEO

DCP MIDSTREAM, LLC

By:	/s/ Richard A. Bradsby II
Name: Richard A. Bradsby II
Title: Vice President

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP,
Its General Partner

By: DCP MIDSTREAM GP, LLC,
Its General Partner

	By:	/s/ Mark A. Borer
Name: Mark A. Borer
Title: President and CEO

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